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Friday May 19, 1999
COMPANY PRESS RELEASE


Reorganization Presents Advanced Communications
            as Attractive Acquisition Candidate

ST. LOUIS (May 19, 1999) -- Advanced Communications Group, Inc. (ACG, listed NYSE: ADG) today announced a program designed to move operational leadership closer to the regional customer base in anticipation of the sale of its telephone operations.

Moving business functions back to the regional operating subsidiaries will eliminate corporate positions that most likely will be provided by the acquiring company. The 40 member staff of the St. Louis headquarters will be the first affected as previously centralized functions are incorporated into the regional operations located in SD, KS; and TX. Within sixty days only those performing corporate functions that can not be decentralized will remain in St. Louis.

"While a number of alternatives continue to be evaluated, we have concluded that the best interests of our stockholders would be served by restructuring at this time. While downsizing may occur across the company, customers will not notice any change," says Jim Cragg, president and COO, "most of our customers think their telephone service is provided by companies that carry our regional names." ACG does business in 15 states under the names of Feist Long Distance, Firstel and Valu-Line.

The company believes these actions will place the CLEC unit in the best possible light as an acquisition candidate. The program is intended to protect the customer base and customer service while staff resources are being directed at priority functions. "Any new owner will benefit from a lean organization to drive future operations," said Cragg.

Background
On April 12, 1999, ACG announced its intent to acquire the outstanding stock of YPtel Corporation, WebYP, Inc. (d/b/a WorldPages.com) and a related company, Big Stuff, Inc. The corporation will be re-named WorldPages.com and its stock will continue to be traded on the NYSE under a new symbol. WorldPages.com intends to vertically integrate its Internet directory, recognized as a leader by both PC Magazine and The
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Wall Street Journal, with the profitable print yellow pages operations of ACG (Great Western Directories) and YPtel (Pacific Coast Publishing).

In the future, WorldPages.com intends to provide branded directories to
5.2 million users in 41 markets in the U.S. and leverage its existing affiliations with over 80 independent print directories. In addition, through WorldPages.com, customers will have direct access to 112 million U.S and Canadian white and yellow pages listings, 9 million e-mail addresses, 30 million URLs and links to over 200 directories worldwide.